UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-1618004
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8000 South Federal Way P.O. Box 6, Boise Idaho 83707-0006
(Address of principal executive offices)

Micron Technology, Inc.
2004 Equity Incentive Plan

(Full title of the plan)

D. Mark Durcan
President and Chief Operating Officer
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
(Name and address of agent for service)

208-368-4000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $.10 par value per share, to be issued pursuant to the Micron Technology, Inc. 2004 Equity Incentive Plan	20,000,000	$8.14	$162,800,000	$18,657.00
(1)
Pursuant to Rule 416 under the Securities Act of 1933, (the “Securities Act”), to the extent additional shares of the Registrant’s Common Stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby declared to cover all of such additional Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $8.14 per share, which is the average of the high and low price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on February 14, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a) The Company’s latest Annual Report on Form 10-K for the year ended September 1, 2011, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 1-10658).

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 1, 2011, filed with the Commission on January 10, 2012.

(c) The Company's Current Reports on Form 8-K dated October 14, 2011, November 16, 2011, January 24, 2012 and February 9, 2012.

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed November 9, 1990, pursuant to Section 12(b) of the Exchange Act (File No. 1-10658), including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors or stockholders to grant, indemnification to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and for liabilities arising from other state and federal causes of action.  Section 10 of the Company’s Certificate of Incorporation and Article VII of the Company’s Bylaws provide for the mandatory indemnification of its officers, directors, employees and agents to the extent permitted by Delaware General Corporation Law.  The Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit
Number

4.1	Micron Technology, Inc. 2004 Equity Incentive Plan.

4.2*	Micron Technology, Inc. 2004 Equity Incentive Plan Forms of Agreement.

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

* Incorporated by reference to Registration Statement on Form S-8 (Registration No. 333-148357)

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 17th day of February 2012.

MICRON TECHNOLOGY, INC.

/s/ Ronald C. Foster
By: Ronald C. Foster
Chief Financial Officer and Vice President of Finance

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints D. Mark Durcan and Ronald C. Foster, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 17, 2012.

Signature	Title	Date

/s/ D. Mark Durcan	Chief Executive Officer and Director	February 17, 2012
D. Mark Durcan	(Principal Executive Officer)

/s/ Ronald C. Foster Ronald C. Foster	Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 17, 2012

/s/ Robert E. Switz	Chairman of the Board of Directors	February 17, 2012
Robert E. Switz

/s/ Robert L. Bailey	Director	February 17, 2012
Robert L. Bailey

/s/ Patrick J. Byrne	Director	February 17, 2012
Patrick J. Byrne

/s/ Mercedes Johnson	Director	February 17, 2012
Mercedes Johnson

/s/ Lawrence N. Mondry	Director	February 17, 2012
Lawrence N. Mondry

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Micron Technology, Inc. 2004 Equity Incentive Plan.
4.2*	Micron Technology, Inc. 2004 Equity Incentive Plan Forms of Agreement
5.1	Opinion of Counsel.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

* Incorporated by reference to Registration Statement on Form S-8 (Registration No. 333-148357)